Exhibit 99.(a)(5)(A)

Press Release

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN JAPAN, AUSTRALIA OR THE REPUBLIC OF ITALY

(SEE “OFFER AND DISTRIBUTION RESTRICTIONS” BELOW)

April 28, 2010

THE ROYAL BANK OF SCOTLAND GROUP PLC AND NATIONAL WESTMINSTER BANK PUBLIC LIMITED COMPANY ANNOUNCE SHAREHOLDER APPROVAL RELATED TO TENDER OFFER

On April 6, 2010, The Royal Bank of Scotland Group plc (“RBSG”) and National Westminster Bank Public Limited Company (“NatWest”) announced that they had launched a tender offer (the “Tender Offer”) for the outstanding securities of each series listed in the table at the end of this press release issued by RBSG, NatWest and certain of their affiliates.  The Tender Offer is being made on the terms and subject to the conditions set out in an Offer to Purchase dated April 6, 2010 (the “Offer to Purchase”) and an accompanying Letter of Transmittal, each as may be amended and supplemented from time to time.

Completion of the Tender Offer is subject to certain conditions, including, without limitation, the approval by the shareholders of RBSG of a resolution to approve repurchases of preference shares in the Tender Offer.  RBSG and NatWest announced today that such resolution was voted on and approved at a general meeting of shareholders held earlier today.

Persons with questions regarding the Tender Offer should contact D.F. King & Co., Inc., the Information Agent, at the contact information set forth below.

Information Agent

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

USA
Banks and Brokers, Call Collect:
 +1 212-269-5550
All Others, Call Toll Free:
 +1 800 859 8511
rbs@dfking.com

About RBSG and NatWest

RBSG is the holding company of a large global banking and financial services group.  Headquartered in Edinburgh, RBSG operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, the Royal Bank of Scotland plc (“RBS”) and NatWest.  Both RBS and NatWest are major UK clearing banks whose origins go back over 275 years. In the United States, RBSG’s subsidiary Citizens Financial Group Inc. is a large commercial banking organization.  RBSG has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers in over 50 countries.

Offer and Distribution Restrictions

General

This press release must be read in conjunction with the Offer to Purchase and accompanying Letter of Transmittal. No offer to purchase any securities is being made pursuant to this press release. Neither this press release nor the Offer to Purchase and accompanying Letter of

Transmittal constitutes an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities laws and tenders of Securities pursuant to the Tender Offer will not be accepted from holders thereof in any jurisdiction where such invitation or tender is unlawful.

Persons into whose possession this press release and/or the Offer to Purchase and accompanying Letter of Transmittal comes are required to inform themselves about, and to observe, any such restrictions.

Italy

The Tender Offer is not being made, directly or indirectly, in the Republic of Italy. The Tender Offer, this press release, the Offer to Purchase and any other documents or materials relating to the Offer have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. Accordingly, neither the Offer to Purchase, this press release nor any other offering material relating to the Tender Offer or the Securities may be distributed or made available in the Republic of Italy.

United Kingdom

The communication of (i) this press release, (ii) the Offer to Purchase, and any other documents or materials relating to the Tender Offer have not been and will not be made, and such documents and/or materials have not been and will not be approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000. Accordingly, the documents and/or materials referred to in (ii) are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the documents and/or materials referred to in (i) and (ii) as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) (and any persons who do not have professional experience in matters relating to investments should not rely on such documents and/or materials) or persons who are within Article 43 of the Financial Promotion Order or any other persons to whom it may otherwise lawfully be made in accordance with the Financial Promotion Order.

Other

The Tender Offer is subject to further distribution restrictions as more fully set out in the Offer to Purchase. The distribution of this press release, the Offer to Purchase and the Letter of Transmittal in certain jurisdictions may be restricted by the laws of such jurisdictions.

Securities Subject to the Tender Offer

Securities Code	Acceptance Priority Level	Offeror	Title of Securities	Series Offer Limit	Face Amount per Security	Aggregate Face Amount Outstanding(1)		Tender Offer Consideration(2) per Security or as a percentage of Face Amount Tendered

ISIN: US7800977479 CUSIP: 780097747	1	RBSG	ADSs, Series R, representing 6.125% Non-cumulative Dollar Preference Shares, Series R, issued by RBSG on December 27, 2006	$585,000,000	$25	$650,000,000		$14.00 per Security
ISIN: US7800977628 CUSIP: 780097762	2	RBSG	ADSs, Series P, representing 6.250% Non-cumulative Dollar Preference Shares, Series P, issued by RBSG on November 9, 2005	$495,000,000	$25	$550,000,000		$14.00 per Security
ISIN: US7800977966 CUSIP: 780097796	3	RBSG	ADSs, Series M, representing 6.400% Non-cumulative Dollar Preference Shares, Series M, issued by RBSG on August 26, 2004	$832,500,000	$25	$925,000,000		$14.00 per Security
ISIN: US7800977701 CUSIP: 780097770	4	RBSG	ADSs, Series N, representing 6.350% Non-cumulative Dollar Preference Shares, Series N, issued by RBSG on May 19, 2005	$900,000,000	$25	$1,000,000,000		$14.00 per Security
ISIN: US7800977396 CUSIP: 780097739	5	RBSG	ADSs, Series S, representing 6.600% Non-cumulative Dollar Preference Shares, Series S, issued by RBSG on June 28, 2007	$855,000,000	$25	$950,000,000		$14.00 per Security
ISIN: US7800977545 CUSIP: 780097754	6	RBSG	ADSs, Series Q, representing 6.750% Non-cumulative Dollar Preference Shares, Series Q, issued by RBSG on May 25, 2006	$607,500,000	$25	$675,000,000		$14.00 per Security
ISIN: US7800977131 CUSIP: 780097713	7	RBSG	ADSs, Series T, representing 7.250% Non-cumulative Dollar Preference Shares, Series T, issued by RBSG on September 27, 2007	$1,440,000,000	$25	$1,600,000,000		$14.75 per Security
ISIN: US780097AU54 CUSIP: 780097AU5	8	RBSG	ADSs, Series U, representing 7.640% Non-cumulative Dollar Preference Shares, Series U, issued by RBSG on October 4, 2007	$1,499,900,000	$100,000	$1,500,000,000		66% per face amount
ISIN: US7800977883 CUSIP: 780097788	9	RBSG	ADSs, Series L, representing 5.750% Series L Category II Non-cumulative Dollar Preference Shares, issued by RBSG on June 23, 2003	$765,000,000	$25	$850,000,000		$16.25 per Security
ISIN: US7800978790 CUSIP: 780097879	10	RBSG	ADSs, Series H, representing 7.250% Non-cumulative Dollar Preference Shares, Series H, issued by RBSG on February 8, 1999	$270,000,000	$25	$300,000,000		$19.25 per Security
ISIN: US7800978048 CUSIP: 780097804	11	RBSG	ADSs, Series F, representing 7.650% Non-cumulative Dollar Preference Shares, Series F, issued by RBSG on March 26, 1997	$180,000,000	$25	$200,000,000		$20.00 per Security
ISIN: US6385398820 CUSIP: 638539882	12	NatWest	ADSs, Series C, representing 7.760% Non-cumulative Dollar Preference Shares, Series C, issued by NatWest on April 8, 1997	$270,000,000	$25	$300,000,000		$21.25 per Security
ISIN: US74927FAA93 CUSIP: 74927FAA9	13	RBSG	Floating Rate Non-cumulative Trust Preferred Securities issued by RBS Capital Trust IV on August 24, 2004 and September 27, 2004	$470,200,000	$1,000	$470,201,000	(3)	52% per face amount
ISIN: US749274AA41 CUSIP: 749274AA4	14	RBSG	4.709% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust I on May 21, 2003	$321,925,000	$1,000	$321,926,000	(4)	66% per face amount
ISIN: US74927QAA58 CUSIP: 74927QAA5	15	RBSG	5.512% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust III on August 24, 2004	$356,526,000	$1,000	$356,527,000	(5)	66% per face amount
ISIN: US74927PAA75 CUSIP: 74927PAA7	16	RBSG	6.425% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust II on December 10, 2003	$393,572,000	$1,000	$393,573,000	(6)	67% per face amount

Securities Code	Acceptance Priority Level	Offeror	Title of Securities	Series Offer Limit	Face Amount per Security	Aggregate Face Amount Outstanding(1)	Tender Offer Consideration(2) per Security or as a percentage of Face Amount Tendered
ISIN: US780097AS09 CUSIP: 780097AS0 and ISIN: XS0323865047 CUSIP: 032386504	17	RBSG	6.990% Fixed Rate/Floating Rate Preferred Capital Securities issued by RBSG on October 4, 2007	$563,705,000	$100,000	$563,705,000	74% per face amount
ISIN: US780097AH44 CUSIP: 780097AH4	18	RBSG	7.648% Perpetual Regulatory tier One securities, Series 1 issued by RBSG on August 20, 2001	$685,571,000	$1,000	$761,746,000	86% per face amount

Notes:

(1)       The aggregate face amount outstanding is stated as at April 5, 2010.

(2)       The Tender Offer Consideration does not include Accrued Distributions which will be paid by RBSG or NatWest, as the case may be, in addition to the Tender Offer Consideration.

(3)       The aggregate face amount outstanding of the Capital Trust IV Preferred Securities excludes $529,799,000 in aggregate principal amount of such securities held by RBSG and its subsidiaries.

(4)       The aggregate face amount outstanding of the Capital Trust I Preferred Securities excludes $528,074,000 in aggregate principal amount of such securities held by RBSG and its subsidiaries.

(5)       The aggregate face amount outstanding of the Capital Trust III Preferred Securities excludes $593,473,000 in aggregate principal amount of such securities held by RBSG and its subsidiaries.

(6)       The aggregate face amount outstanding of the Capital Trust II Preferred Securities excludes $256,427,000 in aggregate principal amount of such securities held by RBSG and its subsidiaries.